                                                                   EXHIBIT 99(a)

(BANPONCE LETTERHEAD)

For additional information:
Jorge A. Junquera
Senior Executive Vice President
Telephone (809) 754-1685

January 9, 1996

                                                                   News Release

                BanPonce Corporation and subsidiaries earnings
                     for the year ended December 31, 1995

BanPonce Corporation (the Corporation) today announced net income of $146.4 million for the year ended December 31, 1995, an increase of $21.6 million or 17.3% over the net income of $124.7 million reported in 1994. Earnings per common share (EPS) for the year were $4.19, based on 32,908,150 average shares outstanding compared with $3.67 for 1994, based on 32,798,243 average shares outstanding.

The Corporation's return on assets (ROA) and return on common equity (ROE) for 1995 were 1.04% and 14.22%, respectively. In 1994, the Corporation reported ROA and ROE of 1.02% and 13.80%, respectively.

Net earnings for the last quarter of 1995 reached $40.3 million or $1.15 per common share, based on 32,948,636 average shares outstanding. For the last quarter of 1994 net earnings totaled $32.6 million or $0.93 per common share, based on 32,838,128 average shares outstanding. ROA and ROE for the fourth quarter of 1995 were 1.05% and 14.82%, respectively, compared with 1.03% and 13.54% for the same period of 1994.

The increase in the Corporation's net earnings as compared with the prior year was due to an increase of $48.7 million in net interest income and an increase of $32.1 million in other revenues. These improvements were partially offset by increases of $39.1 million in operating expenses, $10.8 million in the provision for loan losses and $9.7 million in income taxes.

The increase in net interest income resulted mainly from the growth of $1.8 billion in the average volume of earning assets. The increase in the volume of earning assets was funded through a higher amount of deposits and borrowings. The net interest yield for the year ended December 31, 1995, was 4.41%, compared with 4.70% for 1994.

The increase in the provision for loan losses was mainly due to the increase in the Corporation's loan portfolio and the rise in net charge-offs. Net charge-offs for the year ended December 31, 1995, were $50.0 million or 0.61% of average loans, compared with $36.9 million or 0.52% of average loans for 1994.

2 - BANPONCE CORPORATION YEAR-END RESULTS

Other service fees and service charges on deposit accounts increased $12.5 million and $6.9 million, respectively, while other operating income rose $6.0 million. The increase in other service fees was mainly attained at Banco Popular de Puerto Rico. The key factors for the rise in this revenue category were increases in mortgage servicing fees, credit card fees, fees related to the sale and administration of investment products, credit life insurance fees and fees collected on the growing volume of transactions at point-of-sale (POS) terminals and other electronic transactions. Service charges on deposits increased $5.8 million at Banco Popular largely attributed to a broader variety of services offered to the commercial accounts together with revisions made to the fee structure and higher fees collected on returned checks. The increase in other operating income was mainly due to higher gains on sale of mortgage loans realized by Equity One and the contribution of the new subsidiary Puerto Rico Home Mortgage together with the income on investment banking and underwriting services provided by BP Capital Markets. In addition, the other operating revenues of the Corporation's leasing subsidiaries also increased due to higher gains on sales of daily rental units and a higher daily rental income.

The gains on sale of investment securities available-for-sale for 1995 amounted to $5.4 million, as compared with $0.2 million for 1994. Trading transactions contributed with $1.8 million to the Corporation's earnings in the current year compared with $0.2 million last year.

Personnel costs increased $23.3 million compared with 1994, of which $4.7 million represents expenses of the Corporation's new subsidiaries, Banco Popular, FSB, Puerto Rico Home Mortgage and BP Capital Markets. The rise in personnel costs is also related to normal annual merit increases, business expansion and an increase in medical plan costs and in the pension and postretirement benefits expenses. In addition, the implementation of a voluntary early retirement plan at the beginning of 1995 for employees meeting certain eligibility requirements, represented a cost of $4.6 million to the Corporation during the first two quarters of 1995. Other operating expenses increased $15.8 million compared with the prior year. The increase in other operating expenses was mostly in equipment, net occupancy, communications and supplies expenses. These increases are mostly attributed to the growth and expansion of the Corporation's business activities and the costs related to the expansion of the electronic payment system, the growth in the network of POS terminals and the development of new products and services. In addition, Banco Popular increased its reserve for sundry losses to cover losses incurred in the U.S. Virgin Islands as a result of hurricane Marilyn. The operations acquired during 1995--Banco Popular, FSB, Puerto Rico Home Mortgage and BP Capital Markets--were responsible for $7.3 million of the increase in other operating expenses. Partially offsetting these increases was a decrease of $9.3 million due to the reduction in the FDIC assessment rate during the third quarter of 1995 retroactive to June 1, 1995, when the Bank Insurance Fund
(BIF) reached the statutory level. The increase in income tax results from a higher pre-tax income.

The Corporation's total assets at December 31, 1995, amounted to $15.7 billion, compared with $12.8 billion at December 31, 1994. Most of the growth relates to Banco Popular de Puerto Rico, which increased $1.2 billion in total assets, and BP Capital Markets, which had $1 billion in total assets at December 31, 1995. In addition, Banco Popular, FSB and Puerto Rico Home Mortgage had total assets of $273 million and $108 million, respectively, at the end of 1995. Total loans amounted to $8.7 billion at December 31, 1995, compared with $7.8 billion a year ago. Commercial loans

3 - BANPONCE CORPORATION YEAR-END RESULTS

reflected the largest growth, followed by mortgage loans, which also rose, particularly at Banco Popular, Equity One and Puerto Rico Home Mortgage.

In November, the Financial Accounting Standards Board (FASB) issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investment in Debt and Equity Securities". In conjunction with the issuance of this Special Report the FASB provided for a one-time "window" to reclassify securities from the held-to-maturity portfolio, to available-for-sale or trading before January 1, 1996, without calling into question the intent to hold other debt securities to maturity in the future. As a result of this window, the Corporation transferred $1.3 billion from the securities held-to-maturity account to the available-for-sale account.

The allowance for loan losses amounted to $168.4 million as of December 31, 1995, or 1.94% of loans, compared with $153.8 million or 1.98% at the same date in 1994. Non-performing assets at December 31, 1995, were $156.5 million or 1.80% of loans, compared with $107.6 million or 1.38% at the end of 1994.

Total deposits were $9.9 billion at December 31, 1995, compared with $9.0 billion at December 31, 1994. Most of the increase was attained at Banco Popular, where total deposits increased $637.7 million. Also contributing to this increase were $183 million in deposits of Banco Popular, FSB, a new subsidiary of the Corporation operating in New Jersey, which acquired from the Resolution Trust Corporation four branches in January 1995 and opened two new branches in August.

On December 7, 1995, the Corporation issued $125 million in subordinated debt due on December 15, 2005, with an interest rate of 6.75%. The proceeds of this issuance will be used for the Corporation's business expansion.

At December 31, 1995, stockholders' equity was $1.1 billion, compared with $1.0 billion at December 31, 1994. The allowance for unrealized holding gains on securities available-for-sale net of deferred taxes, as required by SFAS 115, amounted to $15.9 million at December 31, 1995, compared with an allowance for unrealized losses, net of taxes, of $19.4 million a year ago.

The market value of the Corporation's common stock at December 31, 1995, was $38.75, compared with $28.125 at December 31, 1994. At December 31, 1995, the Corporation's common stock had a book value per share of $31.60. At the same date, the Corporation's market capitalization was $1.3 billion.

BANPONCE CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                                     Fourth               YEAR ENDED
                                                      1995                 1994      Quarter              DECEMBER 31
                                              -----------------------------------   1995-1994  ---------------------------------
                                              Fourth        Third         Fourth     Percent                            Percent
                                              Quarter       Quarter       Quarter    Variance     1995         1994     Variance
                                              ----------------------------------------------------------------------------------
SUMMARY OF OPERATIONS

Interest income                               $ 298,312    $  288,459   $  239,034    24.80%   $1,105,807   $  887,140    24.65%
Interest expense                                142,191       140,044      101,583     39.98      521,624      351,633     48.34
                                              ----------------------------------------------------------------------------------
Net interest income                             156,121       148,415      137,451     13.58      584,183      535,507      9.09
Provision for loan losses                        21,227        18,987       12.544     69.22       64,558       53.788     20.02
                                              ---------------------------------------------------------------------------------
Net interest income after provision
 for loan losses                                134,894       129,428      124,907      8.00      519,625      481,719      7.87

Other operating income                           44,155        44,588       37,904     16.49      166,256      140,853     18.04
Gain on sale of securities                        3,306         1,950          157                  5,368          224  2,296,43
Trading account profit (loss)                     1,192           293          (96)                 1,785          227    686.34
                                              ----------------------------------------------------------------------------------
Total other income                               48,653        46,831       37,965     28.15      173,409      141,304     22.72

Salaries and benefits                            57,250        57,928       52,474      9.10      230,072      206,542     11.39
Profit sharing                                    4,735         4,435        3,212     47.42       19,003       19,205     (1.05)
Other operating expenses                         62,284        57,233       58,580      6.32      237,829      222,099      7.08
                                              ----------------------------------------------------------------------------------
Total operating expenses                        124,269       119,596      114,266      8.75      486,904      447,846      8.72

Income before income tax and dividends on
 preferred stock of Banco Popular                59,278        56,663       48,606     21.96      206,130      175,177     17.67
Income tax                                       19,026        18,356       15,980     19.06       59,769       50,043     19.44
                                              ----------------------------------------------------------------------------------
                                                 40,252        38,307       32,626     23.37      146,361      125,134     16.96
Dividends on preferred stock of
 Banco Popular                                                                                                     385   (100.00)
                                              ----------------------------------------------------------------------------------


Net income                                    $  40,252    $   38,307   $   32,626     23.37   $  146,361   $  124,749     17.32
                                              ==================================================================================

Net income applicable to common stock         $  38,164    $   36,220   $   30.538     24.97   $  138,011   $  120,504     14.53
                                              ==================================================================================
Earnings per common share:
Net income                                        $1.15         $1.10        $0.93     23.48        $4.19        $3.67     14.15
                                                  -----         -----        -----     -----        -----        -----     -----

Average common shares outstanding             32,948,636   32,922,318   32,838,128             32,908,150   32,798,243
Common shares outstanding at end of period    32,948,836   32,922,318   32,838,128             32,948,636   32,838,128


BANPONCE CORPORATION
Financial Summary
(in thousands)



                                             1995                   1994         THIRD                YEAR ENDED
                                   -------------------------------------------- QUARTER               DECEMBER 31
                                                                                1995-1994   ---------------------------------------
                                    FOURTH            THIRD           FOURTH    PERCENT                                     PERCENT
                                    QUARTER           QUARTER         QUARTER   VARIANCE        1995           1994        VARIANCE
                                 ---------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES
Total assets                       $15,181,981     $14,708,551     $12,585,555     20.63    $14,117,972     $12,225,530       15.48
Loans                                8,547,855       8,360,391       7,644,862     11.81      8,217,756       7,107,746       15.62
Earning assets                      14,276,055      13,787,514      11,749,025     21.51     13,244,097      11,389,680       16.28
Interest-bearing liabilities        11,907,511      11,596,367       9,571,345     24.41     10,989,023       9,330,088       17.78
Stockholders' equity                 1,121,147       1,087,119         994,186     12.77      1,070,464         924,869       15.74

PERFORMANCE RATIOS
Net interest yield*                      4.37%           4.31%           4.68%                    4.41%           4.70%
Return on assets                          1.05            1.03            1.03                     1.04            1.02
Return on common equity                  14.82           14.55           13.54                    14.22           13.80

CREDIT QUALITY DATA
Nonperforming assets                  $156,480        $155,915        $107,635     45.38       $156,480        $107,635       45.38
Net loans charged-off                   17,264          13,291           8,175    111.18         49,963          36,900       35.40
Allowance for loan losses              168,393         164,430         153,798      9.49        168,393         153,798        9.49
Nonperforming assets to total assets     1.00%           1.04%           0.84%                    1.00%           0.84%
Allowance for losses to loans             1.94            1.94            1.98                     1.94            1.98

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets                                       $14,934,595                              $15,673,766     $12,778,358       22.66
Loans                                                8,486,899                                8,678,234       7,781,329       11.53
Earning assets                                      13,967,926                               14,668,574      11,843,806       23.85
Interest-bearing liabilities                        11,745,871                               12,236,978       9,612,955       27.30
Stockholders' equity                                 1,102,047                                1,141,326       1,002,423       13.86

* Not on a taxable equivalent basis


                                       5